Exhibit 99.2

V96830 - [TBD] See the reverse side for instructions on how to access materials. You are receiving this communication because you hold shares of Resideo Technologies, Inc . (“Resideo”) . Resideo has released informational materials regarding the spin - off of its wholly - owned subsidiary, ADI Global Distribution Inc . (“ADI”), that are now available for your review . This notice provides instructions on how to access materials for informational purposes only . To effect the spin - off, Resideo will distribute on a pro rata basis to its common stockholders all of the issued and outstanding common shares of ADI held by it . Following the distribution, which will be effective as of the date and time referenced in the Information Statement that ADI has prepared in connection with the spin - off, ADI will be an independent, publicly - traded company . Resideo is not soliciting proxy or consent authority in connection with the spin - off . The materials consist of the Information Statement, plus any supplements, that ADI has prepared in connection with the spin - off . You may view the materials online at www . materialnotice . com and easily request a paper or e - mail copy (see reverse side) . Important Notice Regarding the Availability of Materials RESIDEO TECHNOLOGIES, INC.

V96831 - [TBD] How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E - MAIL Copy: If you want to receive a paper or e - mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET : www.materialnotice.com 2) BY TELEPHONE : 1 - 800 - 579 - 1639 3) BY E - MAIL* : sendmaterial@materialnotice.com * If requesting materials by e - mail, please send a blank e - mail with the information that is printed in the box marked by the arrow above in the subject line. Requests, instructions and other inquiries sent to this e - mail address will NOT be forwarded to your investment advisor. Materials Available to VIEW or RECEIVE: 🡒

V96832 - [TBD] THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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